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Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct
FOR IMMEDIATE RELEASE	Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS, INC. PRICES OFFERING OF
COMMON STOCK

        SAN DIEGO, CA, February 8, 2011—Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national security solutions provider, announced today the pricing of an underwritten public offering of 4,250,000 shares of its common stock at a purchase price of $13.25 per share. The gross proceeds to the Company from this offering are expected to be $56,312,500, before deducting underwriting discounts and other estimated offering expenses. The Company has granted the underwriters a 30-day option to purchase up to an aggregate of 637,500 additional shares of common stock to cover overallotments, if any. All of the shares in the offering are to be sold by Kratos. The offering is expected to close on or about February 11, 2011, subject to customary closing conditions.

        The Company expects to use the net proceeds from this offering to fund the cash consideration payable to the stockholders of Herley Industries, Inc. (HRLY) in connection with its proposed acquisition of HRLY, pursuant to a cash tender offer. To the extent that the net proceeds are not applied to the HRLY acquisition, the Company intends to use them for general corporate purposes, including for the acquisition of or investment in other businesses, services and technologies that are complementary to those of the Company and other general corporate expenses.

        In connection with the offering, Jefferies & Company, Inc. is acting as sole book-running manager, B. Riley & Co., LLC is acting as lead manager and Oppenheimer & Co., Inc., Noble Financial Group, Inc. and Imperial Capital, LLC are acting as co-managers. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting the Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022 at (877) 547-6340 and at Prospectus_Department@Jefferies.com.

        Registration statements relating to the shares of common stock to be issued in the offering have been filed with the Securities and Exchange Commission (SEC) and are effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Kratos Defense & Security Solutions

        Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a specialized national security business providing mission critical products, services and solutions for United States National Security priorities. Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for national security platforms and programs. Kratos' areas of expertise include C5ISR, unmanned systems, cyber warfare, cyber security, information assurance, critical infrastructure security and weapons systems sustainment. Kratos has primarily an engineering and technical oriented work force of approximately 2,800, the majority of which hold an active national security clearance. Kratos' primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.

Additional Information and Where to Find It

        This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the shares of HRLY common stock has not commenced. The Company intends to file a tender offer statement on Schedule TO with the SEC, and HRLY also intends to file a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer described in this press release. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by HRLY's stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to HRLY's stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Web site: www.sec.gov and may also be obtained by directing a request to the Corporate Secretary of Kratos Defense & Security Solutions, Inc., at (858) 812-7300.

Notice Regarding Forward-Looking Statements

        This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, Kratos' anticipated proceeds from the offering, its use of those proceeds and its intention to acquire HRLY. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Kratos will be able to complete the proposed public offering on the anticipated terms, or at all. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Kratos' business in general, see the risk disclosures in Kratos' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 27, 2009, its Quarterly Reports on Form 10-Q filed from time to time with the SEC, and in the final prospectus supplement related to the public offering to be filed with the SEC. All forward-looking statements included in this news release are based on information available at the time of the release. Kratos is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1